EXHIBIT 99.1

                                          FOR:  Consolidated Graphics, Inc.

                                  APPROVED BY:  Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                      CONTACT:  Betsy Brod/Nancy Healy
                                                Media:  Stan Froelich
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600


FOR IMMEDIATE RELEASE

                       CONSOLIDATED GRAPHICS, INC, REPORTS
                          RECORD THIRD QUARTER RESULTS

-- Net Income Rises 74% in Seventh Consecutive Quarter of Record Financial Performance --

     HOUSTON, TEXAS - January 28, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the third quarter ended December 31, 1997.

     Net income for the third quarter grew 74% to $4.9 million compared to the same period in 1997. Operating income for the three months rose 74% to $8.8 million on a 60% increase in revenues to $61.0 million. On a per share basis, diluted earnings increased 68% to $.37 this quarter, compared to $.22 last year and basic earnings per share increased 65% to $.38, up from $.23 a year ago.

     For the nine months ended December 31, 1997, Consolidated Graphics' net income grew 89% to $13.0 million. Operating income increased 89% to $23.6 million and sales increased to $165 million, an increase of 64% over the prior year. Diluted earnings per share for the period increased to $1.00, up 79% from the $.56 reported last year. Basic earnings per share increased 82% to $1.04 as compared to $.57 per share a year ago.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We are pleased to report our seventh consecutive quarter of record financial performance as we maintain our commitment to strong, profitable growth, through both internally generated market share expansion and acquisitions. Our acquisition program has accelerated significantly during the past three months. We increased our market penetration in three key markets, Los Angeles, Seattle and Colorado. We also expanded our presence into three new markets: New England through our acquisition of the The Otto Companies, Central Florida through StorterChilds Printing and Middle Tennessee with Courier Printing Company. Our acquisition pipeline continues to strengthen, as does our leadership position in the industry. Today, we have over $290 million in annualized revenues, a 65% increase since the beginning of our fiscal year, and we are in acquisition discussions with companies representing over $300 million in revenues.
                                  - more-

     Commenting on the quarterly results, Davis continued, "Our strong operating margin this quarter demonstrates the operating efficiencies our companies realize as they capitalize on increased purchasing power and our investment in technology and equipment. Overall, we continue to do very well and expect this performance to continue.

     Consolidated Graphics, Inc., is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 31 companies with annualized revenues in excess of $290 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission

                            --Table to Follow---

                           CONSOLIDATED GRAPHICS, INC.
                                   (NYSE: CGX)
                              Financial Highlights
                    (in thousands, except per share amounts)


                                         Quarter Ended         Nine Months Ended
                                         December 31,           December 31,
                                       1997        1996        1997        1996
Sales                              $ 60,977    $ 38,186    $165,015    $100,895
Cost of Sales                        41,626      26,391     112,856      70,421
  GROSS PROFIT                       19,351      11,795      52,159      30,474
Selling Expense                       5,881       3,754      15,972      10,012
General and Administrative Expense    4,622       2,966      12,568       7,980
  OPERATING INCOME                    8,848       5,075      23,619      12,482
Interest Expense                        996         643       2,644       1,577
  Pretax Income                       7,852       4,432      20,975      10,905
Income Taxes                          2,984       1,640       7,972       4,008
  NET INCOME                        $ 4,868     $ 2,792     $13,003     $ 6,897

Basic Earnings Per Share              $ .38       $ .23      $ 1.04       $ .57

Diluted Earnings Per Share            $ .37       $ .22      $ 1.00       $ .56


Weighted Average Shares Outstanding

   Basic                             12,682      12,273      12,552      12,082

   Diluted                           13,205      12,730      13,035      12,234